Exhibit 12
WASHINGTON REAL ESTATE INVESTMENT TRUST
Computation of Ratios
(In thousands)
Earnings to fixed charges ratio:

	Three Months Ended December 31,	Year Ended December 31,
	2014	2014	2013		2012	2011		2010
Income (loss) from continuing operations	$2,309	$5,070	$(193)		$7,768	$(14,389)		$(10,874)
Additions:
Fixed charges:
Interest expense	15,183	59,785	63,573		60,627	61,402		61,839
Capitalized interest	697	2,142	1,236		1,688	738		858
	15,880	61,927	64,809		62,315	62,140		62,697
Deductions:
Capitalized interest	(697)	(2,142)	(1,236)		(1,688)	(738)		(858)
Net income attributable to noncontrolling interests	21	38	—		—	(494)		(133)
Adjusted earnings	$17,513	$64,893	$63,380		$68,395	$46,519		$50,832
Fixed charges (from above)	$15,880	$61,927	$64,809		$62,315	$62,140		$62,697
Ratio of earnings to fixed charges	1.10	1.05	0.98	(1)	1.10	0.75	(2)	0.81	(3)

(1) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $1,429 to achieve a ratio of 1:1.
(2) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $15,621 to achieve a ratio of 1:1.
(3) Due to WRIT's loss from continuing operations, the ratio was less than 1:1. WRIT must generate additional earnings of $11,865 to achieve a ratio of 1:1.

Debt service coverage ratio:

	Three Months Ended December 31,	Year Ended December 31,
	2014	2014	2013	2012	2011	2010
Net income attributable to the controlling interests	$2,330	$111,639	$37,346	$23,708	$104,884	$37,426
Additions:
Interest expense, including discontinued operations	15,183	59,785	64,769	64,958	66,947	68,979
Real estate depreciation and amortization, including discontinued operations	24,503	96,011	97,901	103,934	100,528	95,746
Income tax expense (benefit)	—	117	5	245	1,146	—
Real estate impairment, including discontinued operations	—	—	92	2,097	15,125	—
Non-real estate depreciation	793	1,279	810	914	1,001	1,102
	40,479	157,192	163,577	172,148	184,747	165,827
Deductions:
Gain on sale of real estate attributable to the controlling interests	—	(106,555)	(22,144)	(5,124)	(97,091)	(21,599)
Loss (gain) on extinguishment of debt	—	—	2,737	—	976	9,176
Gain from non-disposal activities	—	—	—	—	—	(7)
Adjusted EBITDA	$42,809	$162,276	$181,516	$190,732	$193,516	$190,823
Debt service:
Interest expense	$15,183	$59,785	$64,769	$64,958	$66,947	$68,979
Principal amortization	1,094	3,954	3,153	5,151	4,615	4,302
	$16,277	$63,739	$67,922	$70,109	$71,562	$73,281
Debt service coverage ratio	2.63	2.55	2.67	2.72	2.70	2.60